Exhibit 10.1

STRICTLY CONFIDENTIAL

December 17, 2013

Mr. Brad Richmond
c/o Darden Restaurants, Inc.
100 Darden Center Drive
Orlando, FL 32837

Re: Project Rocket Sign-on Incentive and Severance Terms
Dear Brad,
As you are aware, the Board of Directors (the “Board”) of Darden Restaurants, Inc. (together with its affiliates, the “Company”) is exploring a potential spin-off (a “Spin-off”) or sale (a “Sale”) of its Red Lobster business (“Rocket”) and has identified you as their Chief Financial and Administrative Officer to lead Rocket through and following such a transaction. This letter outlines the terms of a retention incentive that the Board has determined to provide to you in connection with this initiative and sets forth the terms under which you will be entitled to severance payments and benefits in the event of a “without Cause” or “Good Reason” termination of your employment in connection with a Spin-off or Sale of Rocket. Capitalized terms used but not defined in this letter shall have the meanings set forth in that certain Amended and Restated Management Continuity Agreement previously entered into between you and the Company (the “MCA”).
1.    Base Salary and Target Bonus Percent. In the event the closing of a Spin-off of Rocket occurs during the Term of this letter (as provided in Section 5 below), your base salary with Rocket (“Rocket Base Salary) will initially be $580,000.00 per year and your annual target bonus percent will initially be 60% of your annual Rocket Base Salary, effective on the effective date of the Spin-off and the transfer of your employment to Rocket. Such amounts may be subject to adjustment from time to time following the Spin-off, as determined by the board of directors or compensation committee of Rocket. In addition, the amount of any earned annual bonus will be determined by the board of directors of compensation committee of Rocket in accordance with Rocket’s bonus programs.
2.     Sign-on Bonus. In the event the closing of a Sale or Spin-off of Rocket occurs during the Term of this letter (as provided in Section 5 below), you will receive a one-time special bonus payment in an amount equal to $250,000.00 (the “Sign-on Bonus”), provided that you satisfy the applicable continued employment and other conditions as outlined below. The Sign-on Bonus will be paid in cash in a single lump sum, less applicable withholdings, as follows:

A.
Spin-off: The Sign-on Bonus will be paid on or within 10 business days after the three month anniversary of the effective date of the Spin-off (the “Spin Retention Date”), subject to your continued employment with Rocket through the Spin Retention Date and your execution following your transfer of employment to Rocket and on or before the Spin Retention Date, and non-revocation of, a general release of claims in favor of the Company (in the Company’s standard form).

B.
Sale: The Sign-on Bonus will be paid on or within 10 business days after the three month anniversary of the closing date of the Sale (the “Sale Retention Date”), subject to your continued employment with the Company through the Sale Retention Date and your execution following the Closing Date of the Sale and on or before the Sale Retention Date, and non-revocation of, a general release of claims in favor of the Company (in the Company’s standard form).

Notwithstanding the foregoing, if Rocket terminates your employment without Cause following the completion or closing, as applicable, of the Spin-off or Sale and prior to the Spin Retention Date or Sale Retention Date and you sign within 45 days after your date of termination and do not a revoke a general release of claims in favor of the Company and Rocket (in the Company’s standard form), you will be entitled to receive the Sign-on Bonus, payable in cash in a single lump sum, less applicable withholdings, within 10 business days after the date such release of claims becomes irrevocable and not later than 60 days after termination.
3.    Severance. The MCA provides you with the right to certain severance payments and benefits if your employment is terminated by the Company or a successor without Cause, or you resign your employment for Good Reason, in either case within two years after the occurrence of a Change of Control within the Contract Period. The following sets forth the application of the MCA in the context of a sale or spin-off of Rocket, as applicable:

A.
Spin off: A transfer of your employment to Rocket will not, in itself, entitle you to receive any severance payments or benefits under the MCA and the Spin-off will not constitute a Change in Control for purposes of the MCA. However, upon completion of a Spin-off, Rocket will enter into a new Management Continuity Agreement (“Rocket MCA”) with you substantially similar to the terms of the MCA such that if Rocket terminates your employment without Cause, or you resign your employment for Good Reason, in either case within two years after the occurrence of a subsequent change of control of Rocket within the applicable contract period, and you sign within 45 days after your date of termination and do not a revoke a general release of claims in favor of Rocket (in Rocket’s standard form) you will be entitled to receive the severance payments and benefits as are set forth in your Rocket MCA.

B.
Sale: A transfer of your employment to a buyer of the Rocket business (the “Buyer”) will not, in itself, entitle you to receive any severance payments or benefits under the MCA. However, the following terms shall apply:

I.
If (a) the Buyer extends an offer of employment to you for a position as a senior executive of the Rocket business, and (b) you accept such offer of employment and commence employment with the Buyer, then if the Buyer terminates your employment without Cause or you resign your employment for Good Reason within two years after the closing date of the Sale, and you sign within 45 days after your date of termination and do not a revoke a general release of claims in favor of the Buyer (in the Buyer’s standard form) you will be entitled to receive a lump sum severance payment from the Company equal to the difference, if any, between the severance provided by the Buyer and three-times (36 months of) your base salary (at the rate in effect as of immediately prior to the Sale), less applicable tax withholdings, payable within 60 days after the date of your termination and subject to the payment terms and the provisions regarding Section 409A of the Internal Revenue Code ("Section 409A") set forth in your MCA. Accordingly, if the Buyer does not assume this letter agreement as provided in Section 9 below, the Company's obligations under this Section will be reduced by the amount of any severance payments or benefits paid to you by the Buyer. For purposes of the foregoing, the transfer of your employment to the Buyer or any related change in your duties, responsibilities or authority will not constitute Good Reason so long as you serve in a senior executive role with respect to the Rocket business immediately following the completion of the Spin-off.

II.
If (a) the Buyer does not extend an offer of employment to you for a position as a senior executive of the Rocket business and with a base salary, long-term incentive opportunities, annual cash incentive opportunities and employee benefits having substantially comparable aggregate value to the base salary, long-term incentive opportunities, annual cash incentive opportunities and employee benefits as described in this letter in the aggregate, and (b) you do not commence employment with the Buyer, the Company shall seek to place you in a position with the Company that is reasonably comparable to your existing position. If no appropriate comparable role within the Company is available and the Company terminates your employment without Cause within six months following the closing of the Sale, then, subject to your signing within 45 days after your date of termination and not revoking a general release of claims in favor of the Company (in the Company’s standard form) you will be eligible to receive a severance package consisting of at least 18 months of salary and health benefit continuation, plus the Sign-on Bonus (without duplication), subject to and in accordance with the Company’s regular severance pay practices in effect at the time of your termination, provided, however, that (i) any payments that do not satisfy the requirements for exemption from Section

409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) (“involuntary separation pay”) shall be paid no later than the time required to satisfy the requirements for exemption from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) (“short-term deferrals”), (ii) each separate severance installment payment shall be considered a separate payment for purposes of the application of Section 409A, (iii) your date of termination shall not be deemed to have occurred until you have experienced a “separation from service” within the meaning of Section 409A, and (iv) notwithstanding the foregoing provisions of this paragraph, in the event that you are a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on your date of termination), amounts and benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A (as determined by the Company) that would otherwise be payable or provided under this paragraph during the six-month period immediately following your date of termination will instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code determined as of the date of termination, or provided on the first business day after the date that is six months following your date of termination.

4.    Equity Incentives. In the event of a Spin-off of Rocket, provided that you remain continuously employed with the Company and Rocket, as applicable, through and following the completion of the Spin-off, it is expected that your outstanding equity incentive awards in the Company will be converted into comparable equity incentives in Rocket, in accordance with the terms of the Company’s Stock Incentive Plan and subject to approval of the board of directors of the Company and Rocket. You will also be eligible to receive additional long-term equity incentive awards as described below, which awards will subject to approval by the applicable board of directors and to such terms and conditions as shall be determined by the applicable board of directors at the time of grant:

A.
Your first annual long-term incentive award as a senior executive of Rocket will be in an amount equal to $1,500,000.00 (the “First Rocket LTI Grant”). The First Rocket LTI Grant is expected to be in lieu of your regular annual Company long-term incentive award that would ordinarily be granted to you in early fiscal year 2015 (the “Company 2015 LTI Grant”). However, in the event the Board determines to grant your Company 2015 LTI Grant, then following the completion of the Spin-off, you will receive an additional incremental long-term incentive award in Rocket, which, when added to your Company 2015 LTI Grant will cause your fiscal year 2015 long-term incentives to equal $1,500,000.00, as described above. If a Sale or Spin-Off does not occur before December 1, 2014 and is not imminent as of such date (as determined by the Board), you will receive your regular Company 2015 LTI Grant at that time (if you did not receive it in early fiscal year 2015) and such award will vest on the same basis as if it were granted on the regular cycle in July.

B.
You will also receive an additional one-time special long-term incentive award in Rocket upon completion of the Spin-off (the “Special Incentive Grant”). Your Special Incentive Grant will have a targeted value of $1,000,000.00, fifty percent ($500,000) of which will be delivered in such equity vehicles as the board of directors of Rocket shall determine and will vest three years following the completion of the Spin-off based on such Rocket performance criteria as the board of directors of Rocket shall determine. The remaining fifty percent (50%) will be delivered in restricted stock units, that vest one-third on the first, second and third anniversaries of the effective date of the Spin-off.

5.    Term of this Letter; Conflict with MCA. The terms of this letter agreement shall apply to any Spin-off or Sale that is completed or closed, as applicable, within 12 months after the date first written above (the “Term”). If the completion or closing of a Spin-off or Sale does not occur before that time, this letter shall terminate and be of no further force and effect unless the Board determines in its sole discretion to extend the Term of this letter. During the Term of this letter, to the extent there is any conflict between the terms of this letter and the terms of the MCA, this letter shall control. Upon the expiration of the Term of this letter, the MCA shall continue in effect in accordance with its terms for the remainder of the Contract Period.
6.    No Trust Funding. In no event will the occurrence of a Spin-off or Sale trigger any obligation of any person to fund any payments or benefits to any trust pursuant to Section 9 of the MCA or otherwise.
7.    Parachute Payments. The provisions of Section 8 of the MCA shall apply to any payments under this letter.
8.    Confidentiality. As a condition to receiving the Sign-on Bonus opportunity and the other terms and conditions of this letter, you agree to keep confidential the fact that you are eligible to receive the Sign-on Bonus and the terms and conditions of this letter agreement (unless and until such terms and conditions become generally available to or known by the public other than as a result of your violation of this provision). You may discuss this information, however, with your attorney, financial advisor and immediate family members on a confidential basis.
9.    Assignment; Successors. This letter agreement shall be binding upon the Company and its affiliates and their respective successors and assigns and will be interpreted, enforced and governed under the laws of the State of Florida in the United States and without regard to any applicable jurisdiction’s choice of law provisions. The Company may cause Rocket or a Buyer of the Rocket business, as applicable, to assume all of the Company’s obligations hereunder and, in such event, (i) where the context requires, all references to the Company herein shall be deemed to refer to Rocket or the Buyer, as applicable, and (ii) in all cases Darden Restaurants, Inc. shall be relieved of any obligation hereunder. This letter agreement may not be assigned by you, without the prior written consent of the Company, other than by will or the laws of descent and distribution.
10.    No Employment Contract. This letter agreement is not a contract of employment and does not create a guarantee of continued employment with the Company, Rocket, the Buyer or any of their affiliates.

11.    Entire Agreement. This letter agreement supersedes any and all prior agreements, negotiations and discussions of the parties with respect to the matters expressly contained herein, and it, together with the MCA (subject to the terms of this letter) contains the entire agreement of the parties with respect to those matters.
[Signature Follows]
Please indicate your acceptance of these terms by signing below. Your signature below indicates your agreement that, in the event a Spin-off of Rocket occurs during the Term of this letter, your employment will be transferred to Rocket, and you will commence service as an employee of Rocket on terms as are set forth herein, effective upon the completion of the Spin-off.

DARDEN RESTAURANTS, Inc.

By:__/s/ Clarence Otis, Jr.__________________________
Name:     Clarence Otis
Title:     CEO and Chairman of the Board, Darden Restaurants Inc.

Agreed and Accepted:

/s/ C. Bradford Richmond______________         December 18, 2013
Print Employee Name: Brad Richmond                    Date